Exhibit 99.1

VIRGIN AMERICA REPORTS FEBRUARY 2015 OPERATIONAL RESULTS

San Francisco — Monday 9, March, 2015 — Virgin America today reported its preliminary operational results for February 2015. The airline’s traffic (measured in revenue passenger miles) increased 3.6 percent on capacity (measured in available seat miles) that was 0.6% higher than the same month in 2014.

Load factor was 79.2 percent, up 2.4 points from February 2014. The number of onboard passengers increased 2.2 percent from the same month last year.

	February			February Year to Date
	2015	2014	Change	2015	2014	Change
Revenue Passenger Miles (000)	664,566	641,458	3.6%	1,403,684	1,385,978	1.3%
Available Seat Miles (000)	839,564	834,889	0.6%	1,805,963	1,810,122	(0.2%)
Passenger Load Factor	79.2%	76.8%	2.4pts	77.7%	76.6%	1.1pts
Onboard Passengers (000)	455	445	2.2%	949	935	1.5%

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Media Contacts:

Jennifer Thomas 650-274-7329 or jennifer.thomas@virginamerica.com

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities — like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 — including being named both the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past seven consecutive years. For more: www.virginamerica.com

SOURCE: Virgin America